EXHIBIT 10.2.2
AMENDMENT TO THE
CHEK, INC.
1999 STOCK OPTION PLAN
     The Chek, Inc. 1999 Stock Option Plan (the “Plan”) was adopted on December 1, 1999. Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Plan.
     Section 5 of the Plan shall be amended in its entirety to read as follows:
     “5. Shares Available. The maximum number of shares of Common Stock which shall be available for award of Stock Options (including incentive stock options) and Restricted Stock under the Plan during its term shall not exceed 3,054, the maximum number of shares of Common Stock with respect to which Stock Options and Restricted Stock may be granted to any individual Key Employee during any calendar year shall not exceed 1,400; all subject to adjustment as provided in paragraph 12. Any shares of Common Stock related to Stock Options or Restricted Stock which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, shall not be available again for award under the Plan. Further, if and to the extent permitted in accordance with paragraph 8(d), any shares of Common Stock are used by a Participant for the full or partial payment to the Company of the purchase price of shares of Common Stock upon exercise of a Stock Option, or for any withholding taxes due as a result of such exercise, such shares shall again be available for award under the Plan. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.”

Adopted by the Company’s Board of Directors:	September 30, 2004
Adopted by the Company’s Stockholders:	September 30, 2004